Exhibit 10.6

SURGIOUEST, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of April 24, 2013, by and between SurgiQuest, Inc., a Delaware corporation (the “Company”), and Thomas J. Dugan (“Executive”).

AGREEMENT

In consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date on which Executive commences work at the Company, which date shall be on or about June 3rd, 2013 (“Start Date”) and ending as provided in Section 4 hereof (the “Employment Period”).

2.             Position and Duties.

(a)   Executive shall serve as the President of the Company and shall have the normal duties, responsibilities, functions and authority of the President, subject to the power and authority of the Company’s board of directors (the “Board”), or any designated committee thereof, to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company in the Board’s or such committee’s discretion. Executive shall render such administrative, financial and other executive and managerial services to the Company which are consistent with Executive’s position as President or as the Board or such committee may from time to time direct.

(b)   Executive shall report to the Chief Executive Officer of the Company (the “CEO”) and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects. Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board.

(c)   Executive shall serve as a member of the Board upon his election as a director promptly after the Start Date and until his successor is duly elected and qualified. Executive shall perform faithfully his duties as a director consistent with the Company’s Bylaws and applicable law.

3.             Compensation and Benefits.

(a)   Executive’s base salary shall be three hundred ten thousand dollars ($310,000) per annum or such higher rate for 2014 and subsequent years as the Board may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time. During the period beginning on the Start Date of this Agreement and ending December 31, 2013, the Base Salary shall be pro-rated on an annualized basis.

(b)   Executive shall be entitled to participate in the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible, and the Company shall also provide Executive the following benefits:

(i)            Health insurance and dental insurance, each for Executive and any eligible spouse and dependents;

(ii)           Disability and life insurance benefits;

(iii)          Executive will accrue twenty days of paid time off each year, to be used in accordance with the Company’s general PTO policy. Unused paid time off is paid upon separation from employment; and

(iv)          Participation in the Company’s 401(k) plan.

(c)   The Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(d)   In addition to the Base Salary the Executive shall be eligible for an annual bonus (“Bonus”) as follows:

(i)            The CEO and Compensation Committee of the Board and Executive shall establish annual performance goals with a target Bonus amount of 40% of Executive’s then current Base Salary upon achievement of such goals, and the potential for a higher Bonus (up to 50% of Executive’s then current Base Salary) based upon exceeding such goals, or a lower Bonus based on a defined shortfall from such goals. Such goals and Bonus for calendar year 2013 shall be consistent with the bonus plan adopted by the Board and provided in writing to Executive and pro-rated for the period from the Start Date through December 31, 2013. The goals for subsequent calendar years shall be established by the Board within sixty (60) days after the commencement of the calendar year.

(ii)           Payment of the Bonus, if earned, shall be made no later than two and one-half months after the end of the calendar year during which the applicable performance criteria were achieved and shall be pro-rated if Executive is employed by the Company for less than the full calendar year. Unless otherwise agreed by the Executive, any applicable Bonus shall be paid in cash. Bonuses are not earned until approved in writing by the Compensation Committee of the Board. Except as set forth in Section 4(b)(i), Executive will not be entitled to any Bonus if Executive is not employed by the Company at the time such Bonus is to be paid.

(e)   Commuting Expenses. The Company agrees to reimburse Executive for reasonable commuting expenses of up to two thousand dollars ($2,000) per month actually incurred in connection with Executive’s commute to the Milford, Connecticut area upon submission of receipts or other documents evidencing such expenses satisfactory to the Company (the “Commuting Allowance”). The Commuting Allowance is intended to cover the following expenses, each to be secured at a reasonable rate and in a manner consistent with the Company’s travel policies: (i) Executive’s travel to and from Milford, Connecticut; and (ii) temporary housing in the Milford, Connecticut area.

(f)    Withholding and deductions. All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding and deductions by the Company.

(g)   Company Property. Executive will be provided with a personal computer and mobile phone paid for by the Company for Executive’s use on Company business.

(h)   Sign on bonus. Upon initiation of employment with company, Executive will receive a one time sign on bonus of ten thousand dollars ($10,000).

4.             Termination.

(a)   The Employment Period shall continue until Executive’s resignation, Disability or death or until terminated by the Company with or without Cause (as defined below). Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive. Executive’s employment with the Company will be “at-will.” This means that either Executive or the Company may terminate Executive’s employment at any time, with or without Cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements, which may have been made to Executive, are superseded by this Agreement. In addition, the fact that the rate of Executive’s salary or other compensation is stated in units of years or months and that Executive’s paid time off accrues annually or monthly does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period time. The “at will” term of Executive’s employment with the Company can only be changed in a writing signed by Executive and approved by the Board.

(b)   If the Employment Period is terminated by the Company without Cause or upon Executive’s resignation with Good Reason, Executive shall receive the following (“Severance”):

(i)            Executive shall be paid an amount equal to his then current Base Salary from the date of termination in regular monthly installments for a period of six (6)

months thereafter (the “Severance Period”), less all applicable withholdings and deductions. Any payments due during the 60-day period following the date of termination will be suspended until the requirements described in (iii) below are satisfied, with the first payment to include any such suspended payments; provided that if the foregoing 60-day period begins in one calendar year and ends in a second calendar year, the first payment may not be made until the second calendar year.

(ii)           A portion of Executive’s Stock Option (as defined below) that is unvested as of the Termination Date shall Vest as follows: The number of shares that shall Vest will be equal to the number of shares subject to the Stock Option that would have Vested if Executive’s employment with the Company had continued through the end of the Severance Period.

(iii)          The Severance shall be payable if and only if Executive (A) within 60 days following Executive’s termination or resignation date has executed and delivered to the Company a general release of all claims relating in any way to Executive’s relationship with the Company in form and substance satisfactory to the Company in its sole discretion, (B) has not revoked or breached the provisions of such general release or breached the provisions of the CPINA (as defined below), and (C) does not apply for unemployment compensation chargeable to the Company during the Severance Period.

(iv)          Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(c)   In the event the Employment Period is terminated other than (i) by the Company without Cause, or (ii) by the Executive for Good Reason, Executive shall not be entitled to receive his Base Salary, any Performance Bonus, any unvested portion of his Stock Option or any Performance Option, or any employee benefits or bonuses, for any periods after the termination of the Employment Period, except as otherwise specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(d)   Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). However, in connection with any termination of the Employment Agreement, Executive shall be entitled to receive his Base Salary through the date of such termination, any accrued but unused vacation and unreimbursed business expenses that are reimbursable in accordance with Section 3(b). The Company may offset any amounts Executive owes it against any amounts it owes Executive hereunder, provided, however, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code section 409A be subject to offset by any other amount unless otherwise permitted by Code section 409A.

(e)   For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) material breach of this Agreement or the CIIA by Executive and Executive’s failure to cure such breach within thirty days following written notice by the Company; (ii) a material breach of Executive’s duty of loyalty to the Company; (iii) Executive’s conviction of or indictment for a felony, crime involving moral turpitude or other willful act or omissions causing material harm to the standing and reputation of the Company; (iv) Executive’s repeated failure to perform Executive’s customary duties as required hereunder; or (v) theft, embezzlement, or willful misappropriation of funds or property of the Company by Executive; (vi) intentional misstatements or dishonesty as to matters material to the Company’s business in dealings with the Board of Directors or third parties; or (vii) Executive being precluded by court order from discharging a substantial portion of Executive’s responsibilities hereunder.

(f)    For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company for a period of 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment.

(g)   For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following conditions without Executive’s written consent after Executive’s provision of written notice to the Company of the existence of such condition (which notice must be provided within thirty days of Executive’s knowledge of the initial existence of the condition): (i) the Company materially reduces the amount of Executive’s current base compensation (within the meaning of Treas. Reg. Sec. 1.409A-l(n)(2)(ii)((A)(l)); (ii) the Company reduces Executive’s responsibilities in a manner materially inconsistent with the position of President; (iii) if after a Change in Control (as defined in the Plan), Executive is not offered employment with reasonably comparable responsibility with the surviving entity. Notwithstanding the foregoing, for purposes of (i) and (ii) above any actions taken by the Company to accommodate a Disability of Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason, and Good Reason shall only exist if the Company is provided a thirty (30) day period to cure the event or condition giving rise to Good Reason, and it fails to do so within that cure period (and, additionally, for purposes of (i) and (ii) above, to constitute a resignation for Good Reason, Executive must resign for such Good Reason condition within twenty (20) days after the period for curing the violation or condition has ended).

5.             Company Equity. Executive will be granted an option to purchase 315,127 shares of the Company’s common stock (the “Stock Option”), which represents approximately 2.25% of the Company’s fully diluted outstanding shares as of the date hereof (“Fully Diluted Shares”). The exercise price of the Stock Option will be equal to the fair market value of the Common Stock as of the date of option grant, as determined by the Board of Directors. The Stock Option and the Performance Option (as defined below) will be issued under and subject to the Company’s 2006 Stock Plan (“Plan”) and the Company’s standard forms of stock option agreement and notice of grant, as applicable.

(a)   The Stock Option will be subject to vesting as follows (“Vesting”): 25% will Vest as of one year from the Start Date, and the remaining 75% of the shares will then Vest in equal 2.0833% installments each month thereafter over the following 36 months, subject to Executive’s continuous service with the Company through and on such dates.

(b)   (i) The Executive will also be eligible to receive an additional option grant as for up to 35,014 shares (the “2013 Performance Option”). The 2013 Performance Option will be granted upon the Executive achieving both of the following two goals: (1) at least one hundred ten percent (110%) of the Company’s 2013 revenue plan and (2) gross margin not more than 200 basis points less than the target gross margin set forth in the 2013 Operating Plan.

(ii)     The Executive will also be eligible to receive an additional option grant as for up to 70,028 shares (the “2014 Performance Option”). The 2014 Performance Option will be granted upon the Executive achieving both of the following two goals: (1) at least one hundred ten percent (110%) of the Company’s 2014 revenue plan and (2) gross margin not more than 200 basis points less than the target gross margin set forth in the 2014 Operating Plan.

(iii)    Vesting of the 2013 Performance Option and 2014 Performance Option shall be per the Stock Option Agreement and subject to Executive’s continuous service with the Company through and on applicable vesting dates. Each of the 2013 Performance Option and 2014 Performance Option will have an exercise price equal to fair market value of the Company’s Common Stock on the date of grant.

(c)   Executive must be employed by the Company as of the end of the year in which the applicable revenue and Adjusted EBITDA targets are met in order to be granted a Performance Option. Such Performance Option shall be granted by the Board within a reasonable time after the unaudited financial results for the year have been completed and presented to the Board by management.

(d)   For purposes of this agreement, “Adjusted EBITDA” shall mean earnings before interest, taxes, depreciation, amortization, and any non-recurring patent litigation costs, all as determined under GAAP.

(e)   Executive shall execute and become a party to each of the Amended and Restated Voting Agreement and Amended and Restated Voting Agreement, dated as of September 27, 2012, among the Company, certain investors and holders of Company equity.

6.             Adjustments

(a) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive pursuant to this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (as defined below). The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards. The Company’s chosen tax advisor shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such advisor required to be made hereunder.

(b)   Restatement. If as a result of any audit adjustment or restatement of financial statements that provided the basis for payment of any Bonus or grant of any Performance Option, Executive would not have been entitled to all or a portion of such Bonus or Performance Option based on the revised financial statements, then Executive shall repay any unearned portion of the Bonus, and any portion of Performance Option to which Executive would not have been entitled shall be cancelled.

7.             Confidentiality and Inventions Assignment Agreement. Executive acknowledges that he has been provided with a copy of the Company’s Confidentiality, Proprietary Information and Non-Competition Agreement (the “CPINA”), and has agreed to be bound by the terms and conditions of the CPINA in all respects as a condition to his employment with the Company. Executive shall execute such CPINA prior to the Start Date.

8.             Enforcement. If, at the time of enforcement of the CPINA or this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to the Company’s confidential information, inventions and other proprietary materials, the parties hereto agree that the Company and its Subsidiaries would suffer irreparable harm from any such breach by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event a breach or threatened breach of the CPINA or this Agreement, the Company and their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof. In addition, in the event of a breach or violation by Executive of a restrictive covenant of the CPINA, the period during which such restrictive covenant is applicable shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured. Executive acknowledges that the restrictions contained in the CPINA and this Agreement are reasonable and that he has reviewed the provisions of the CPINA and this Agreement with his legal counsel.

9.             Additional Acknowledgments. In addition, Executive acknowledges that the provisions of the CPINA and this Agreement are in consideration of employment with the Company and additional good and valuable consideration as set forth in this Agreement.

Executive also acknowledges that (i) the restrictions contained in the CPINA do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living, (ii) the business of the Company are and will be international in scope and without geographical limitation and (iii) notwithstanding the state of formation or principal office of the Company or residence of any of its executives or employees (including Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the world. Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of the CPINA outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read the CPINA and this Agreement and has given careful consideration to the restraints imposed upon Executive by the CPINA and this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future and that each and every restraint imposed by the CPINA and this Agreement is reasonable with respect to subject matter, time period and geographical area.

10.          Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity that would be breached by the terms of this Agreement and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

11.          Survival. Sections 4 through 24, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

12.          Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Thomas J. Dugan

11 Baymont St., #1007

Clearwater Beach, FL 33767

Notices to the Company:

SurgiQuest, Inc.

333 Quarry Road

Milford, CT 06460

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

13.          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.          Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, any offer letter), which shall be terminated and of no further force or effect as of the date of the execution and delivery of this Agreement, but excluding any breaches thereof by either party prior to the date hereof.

15.          No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

16.          Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17.          Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

18.          Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut. In furtherance of the foregoing, the internal law of the State of Connecticut shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

19.          Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the

Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

20.          Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

21.          Reimbursement of Payments on Behalf of Executive. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity option and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive agrees to repay to the Company any amounts actually paid by the Company with respect to any such Taxes, but only such amounts as were entitled to be deducted or withheld pursuant to the first sentence of this Section 21 but which were not so deducted or withheld.

22.          Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN THE STATE OF CONNECTICUT, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN CONNECTICUT WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 22. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN ANY UNITED STATES DISTRICT COURT LOCATED IN CONNECTICUT, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

23.          Corporate Opportunity. Executive shall submit to the Board all business, commercial and investment opportunities, or offers presented to Executive or of which Executive becomes aware at any time during the Employment Period which relate to the business of spine and spine-related products (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

24.          Executive’s Cooperation. During the Employment Period and for a period of two years thereafter, Executive shall cooperate with the Company in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts. Executive will not receive any additional compensation for his cooperation.

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The parties hereto have executed this Agreement as of the date first written above.

SURGIQUEST, INC.

By:	/s/ Kourosh Azarbarzin
Its:	CEO

Thomas J. Dugan

/s/ Thomas J. Dugan